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EXHIBIT 11 -- STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
(In thousands, except share amounts)

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
                                                                                SIX MONTHS ENDED
                                                    QUARTER ENDED JUNE 30,          JUNE 30,
                                                    -----------------------    -------------------
                                                       1999         1998         1999       1998
                                                    ----------    ---------    --------    -------
Net income......................................     $  3,145      $ 2,059     $  6,267    $ 3,339
                                                     ========      =======     ========    =======
Weighted average shares outstanding:
  Basic.........................................      107,165       96,586      107,159     93,682
                                                     ========      =======     ========    =======
  Diluted.......................................      108,395       97,397      108,361     94,277
                                                     ========      =======     ========    =======
Earnings per common share -- Basic..............     $  29.35      $ 21.31     $  58.48    $ 35.64
Effect of stock options.........................        (0.34)       (0.17)       (0.65)     (0.22)
                                                     --------      -------     --------    -------
Earnings per common share -- Diluted............     $  29.01      $ 21.14     $  57.83    $ 35.42
                                                     ========      =======     ========    =======
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